DEBT SETTLEMENT AGREEMENT

THIS AGREEMENT is dated effective January 13, 2017.

AMONG:

PROPHECY DEVELOPMENT CORP., a corporation amalgamated under the laws of the Province of British Columbia and having an address at Suite 1610 – 409 Granville Street, Vancouver, British Columbia V6C 1T2

(hereinafter referred to as the “Company”)

AND:
LINX PARTNERS LTD., a corporation incorporated under the laws of the Province of British Columbia and having an address at 1301 Bank of America Tower, 12 Harcourt Road, Central, Hong Kong

(hereinafter referred to as the “Creditor”)

AND:

JOHN LEE, a businessman of Lane 172, Alley 1, No 7, 4F, San Yuan Street, Taipei, Taiwan

(hereinafter referred to as “Lee”)

WHEREAS:

A.

The Company is indebted to the Creditor in the sum of $1,056,413.67 (the “Aggregate Indebtedness”) pursuant to the terms of a Credit Facility Agreement between the Company and the Creditor dated March 12, 2015, as amended May 5, 2015 and February 24, 2016 (the “Credit Facility Agreement”), as at September 30, 2016; and

B.

The Company and the Creditor wish to settle $900,000.00 of the Aggregate Indebtedness (the “Settlement Indebtedness”), excluding any and all other amounts and other claims owing by the Company to the Creditor in respect of the Aggregate Indebtedness including but not limited to any and all further debts, costs, expenses, charges, fees and interest in respect thereof, by the issuance to Lee, who is the sole beneficial owner of the Creditor, of 300,000 Common shares (the “Shares”) in the capital of the Company at a deemed price of $3.00 per Share.

NOW THEREFORE this agreement witnesses that in consideration of the payment by each party to each of the other parties of the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including the premises and the mutual covenants and agreements herein contained, each party agrees with each of the other parties as follows:

1.

Debt Settlement. Subject to the approval of the Toronto Stock Exchange (the “Exchange”) for the transactions contemplated under this agreement, the Company hereby agrees to issue the Shares to Lee, and the Creditor hereby agrees to accept the issuance of the Shares to Lee in full and final settlement of the Settlement Indebtedness excluding any and all other amounts and other claims owing by the Company to the Creditor in respect of the Aggregate Indebtedness, including but not limited to any and all further debts, costs, expenses, charges, fees and interest in respect thereof.

2.

Hold Period. Lee acknowledges and agrees that the Shares will be subject to restrictions on resale and transfer for a period of four (4) months and one (1) day following the date of issuance, in accordance with applicable securities laws. Lee further acknowledges and agrees that the Shares may be subject to additional resale restrictions based upon Lee’s jurisdiction of residence and the jurisdiction of residence of any proposed transferee of the Shares, and it is Lee’s responsibility to find out what these restrictions are and comply with same before selling, transferring or otherwise disposing of the Shares. Lee acknowledges and agrees that the certificate(s) representing the Shares will bear such legends as are required with respect to any such restrictions on resale and transfer.

3.

Closing. The completion of the debt settlement contemplated herein shall be completed at the offices of the Company in Vancouver, British Columbia at 4:00p.m. (Vancouver time) on January 13, 2017 or at such other time, on such other date, or at such other place as the Company may deem appropriate in its sole discretion.

4.	Discharge. The Creditor hereby agrees, and on behalf of its successors and assigns hereby agrees, that upon the issuance by the Company to Lee of the Shares:

i.

it shall forthwith eliminate and otherwise discharge any and all security agreements and other encumbrances over the assets of the Company, and any and all other guarantees or other obligations enforceable by the Creditor against the Company and others, in respect of the Settlement Indebtedness including the existing Promissory Notes dated: 1) February 29, 2016 in the amount of $610,201.07; 2) March 30, 2016 in the amount of $113,589.42; 3) April 30, 2016 in the amount of $69,188.61; and 4) June 2, 2016 in the amount of $152,220.01 (to be replaced by the Company with a new Promissory Note dated June 2, 2016 in the excess amount of $45,199.11), executed by the Company in favour of the Creditor (the “Old Promissory Notes”); and

ii.

it shall forthwith release and forever discharge the Company and its directors, officers, employees and agents, and their respective successors and assigns, from any and all claims, damages, expenses and any other causes of action that the Creditor and its successors and assigns may thereafter have relating to the Settlement Indebtedness including execution of the form of Release and Debt Discharge in favour of the Company attached hereto as Schedule “C”, excluding any and all other amounts and other claims owing by the Company and its directors, officers, employees and agents, and their respective successors and assigns, to the Creditor and its successors and assigns may thereafter have in respect of the Aggregate Indebtedness.

5.

Exchange Approval. This agreement and the transactions contemplated herein shall be subject to the approval of the Exchange. The Company shall use its commercially reasonable efforts to obtain such approval.

6.

Information for Filing. Lee shall complete the information required in Schedule “A” hereto, acknowledges and agrees that this information will be provided to the Exchange in connection with the Company’s filings with the Exchange in order to obtain the Exchange’s approval to this agreement and the debt settlement contemplated herein, and represents, warrants, declares and certifies to the Company, and acknowledges and agrees that the Company is relying upon such, that this information is accurate and complete in all respects.

7.	Consent to Disclosure and Use of Personal Information. The Creditor and Lee each, hereby expressly acknowledge and agree that:

i.

it/he consents to the disclosure of “Personal Information” (as identified and attached hereto as Schedule “B”) by the Company to the Exchange and to the British Columbia Securities Commission and any other applicable regulatory authorities about the Creditor/ himself, and in particular, but not limited to, the information to be contained in:

•

the Form 11 – Notice of Private Placement and/or Exchange notice letter, that the Company will file with the Exchange in order to seek the Exchange’s approval to this agreement and the debt settlement contemplated herein;

•	Form 45-106F1 to be filed with the Ontario Securities Commission; and

•	Form 45-106F6 to be filed with the British Columbia Securities Commission.

ii.

it/he consents to the subsequent collection, use and disclosure of such Personal Information by the Exchange for the purposes described in Schedule “B” attached hereto or as otherwise identified by the Exchange from time to time;

iii.

the Company may be required to provide applicable securities regulators, or otherwise under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act of Canada, a list setting forth the identities of the beneficial recipients of the Shares, and the Creditor/Lee agrees to provide, on request, particulars as to the identity of such persons as may be required by the Company in order to comply with the foregoing; and

iv.

it/he shall complete, sign and return such additional documentation as may be required from time to time under applicable securities laws, any other applicable laws, or requirements of the Exchange or any other regulatory body in connection with this agreement and the debt settlement contemplated herein.

8.	Representations and Warranties. The Creditor represents, warrants, declares and certifies to the Company, and acknowledges and agrees that the Company is relying upon such, that:

i.

except those consultant fees contemplated under the Consulting Agreement between the Company and the Creditor dated April 7, 2015, as amended, the Aggregate Indebtedness is the full extent of the amounts and other claims owing by the Company to the Creditor as at September 30, 2016;

ii.

the Creditor has not sold, assigned, charged, hypothecated, encumbered or otherwise transferred or disposed of the Settlement Indebtedness (or any part thereof), or any rights therein or thereto, to any other person or party;

iii.

the Creditor has the full power, right, capacity and authority to execute this agreement and perform its obligations hereunder, including but not limited to settling the Settlement Indebtedness through the Company issuing the Shares to Lee;

iv.	this agreement constitutes a legal, valid and binding obligation of the Creditor enforceable against it in accordance with its terms;

v.

the entering into of this agreement and the debt settlement contemplated herein does not and will not result in a violation or breach of, or constitute a default under, or conflict with, any of the terms and provisions of any law, regulation, order or ruling applicable to the Creditor, or of any agreement, contract or indenture, written or oral, to which it is or may be a party or by which it is or may be bound, or, if the Creditor is a company, of its constituting documents or any resolutions of its directors or shareholders; and

vi.

the Creditor has been advised to obtain independent legal advice concerning this agreement, the debt settlement contemplated herein, and applicable securities, tax and other laws, and that the Creditor has obtained independent legal advice or has declined doing so despite having the opportunity to do so.

9.

Entire Agreement, etc. Together with the Credit Facility Agreement and any amendments thereto, this agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. The parties shall execute and deliver any documents and other instruments and perform any acts and other things as may be necessary to carry out the intent of this agreement. Any amendments hereto shall be in writing and signed by the parties hereto.

10.

Severability and Limitation. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the remaining provisions hereof. The courts shall have the power to modify this agreement to limit the application of any offensive provision to the maximum extent permitted by law and otherwise consistent with the intent of the parties herein.

11.

Assignment and Enurement. This agreement and any rights herein or hereto shall not be assigned or otherwise transferred by any party without the consent of the other party. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.	Currency. All references in this agreement to “dollars” or “$” are to Canadian dollars.

13.

Governing Law. This agreement shall be construed in accordance with and governed by the laws of British Columbia and the laws of Canada applicable therein. The parties agree to attorn to the jurisdiction of the courts of British Columbia in respect of any dispute arising from this agreement.

14.

Counterparts and Delivery. This agreement may be executed and delivered in two or more counterparts and by facsimile. Each such counterpart and facsimile shall be deemed an original and together shall form one and the same instrument, bearing the date set forth on the face page hereof notwithstanding the date of execution.

15.	Time of the Essence. Time is of the essence of this agreement.

[signature page follows]

IN WITNESS the parties hereto have executed and delivered this agreement as of the day and year first above written.

PROPHECY DEVELOPMENT CORP.

Per: _______________________
        Authorized Signatory

LINX PARTNERS LTD.

Per: _______________________
       Authorized Signatory

Signed and Delivered by John Lee in the presence	)
of:	)
)
)
Witness (signature))
)
Chanakan Huyhongthong	)
Name (please print))		/s/ John Lee
	)	JOHN LEE
Bangkok, Thailand	)
Address	)
)
)
City, Province	)
)
Real Estate Agent	)
Occupation	)

SCHEDULE “A”

INFORMATION FOR FILING

1.	Securityholdings. Lee currently has ownership or control over the following securities of the Company:

(a)	995,253 Common shares of the Company; and

(b)	options, warrants, convertible debt and other securities entitling Lee to acquire 1,194,857 Common shares of the Company on exercise thereof.

2.	Relationship of Lee to the Company. Is Lee:

(a)	a non-arm’s length party to the Company?: YES [ ] /NO [ X ].

(b)	a member of the Pro Group (as defined by the Exchange)?: YES [ ]/NO [ X ] .

SCHEDULE “B”

ACKNOWLEDGEMENT – PERSONAL INFORMATION

The Toronto Stock Exchange and its affiliates, authorized agents, subsidiaries and divisions, (collectively referred to as “the Exchange”) collect personal information contained in this agreement and as otherwise provided by the parties to the Company in certain Forms that are submitted by the individual and/or by a Company or Issuer and use it for the following purposes:

•	to conduct background checks,
•	to verify the personal information that has been provided about each individual,
•	to consider the suitability of the individual to act as an officer, director, insider, promoter, investor relations provider or, as applicable, an employee or consultant, of the Company or Issuer,
•	to consider the eligibility of the Company or Issuer to list on the Exchange,
•	to provide disclosure to market participants as to the security holdings of directors, officers, other insiders and promoters of the Company, or its associates or affiliates,
•	to conduct enforcement proceedings, and
•

to perform other investigations as required by and to ensure compliance with all applicable rules, policies, rulings and regulations of the Exchange, securities legislation and other legal and regulatory requirements governing the conduct and protection of the public markets in Canada.

As part of this process, the Exchange also collects additional personal information from other sources, including but not limited to, securities regulatory authorities in Canada or elsewhere, investigative, law enforcement or self-regulatory organizations, regulations services providers and each of their subsidiaries, affiliates, regulators and authorized agents, to ensure that the purposes set out above can be accomplished. The personal information the Exchange collects may also be disclosed:

(a)	to the agencies and organizations in the preceding paragraph, or as otherwise permitted or required by law, and they may use it in their own investigations for the purposes described above; and

(b)	on the Exchange’s website or through printed materials published by or pursuant to the directions of the Exchange.

The Exchange may from time to time use third parties to process information and/or provide other administrative services. In this regard, the Exchange may share the information with such third party service providers.

SCHEDULE “C”

RELEASE AND DEBT DISCHARGE

FOR THE PURPOSE of making a full and final compromise, adjustment and settlement of all claims resulting from the settlement of $900,000.00 (the “Settlement Indebtedness”) owing by Prophecy Development Corp. (the “Company”) to Linx Partners Ltd. (the “Creditor”) pursuant to the terms of a Credit Facility Agreement between the Company and the Creditor dated March 12, 2015, as amended May 5, 2015 and February 24, 2016 (the “Credit Facility Agreement”), excluding any and all other amounts and other claims owing by the Company to the Creditor pursuant to the terms of the Credit Facility Agreement including but not limited to any and all further debts, costs, expenses, charges, fees and interest in respect thereof;

AND IN CONSIDERATION of the issuance of 300,000 Common shares (the “Shares” and each, a “Share”) in the capital of the Company at a deemed price of $3.00 per Share, to John Lee, the sole beneficial owner of the Creditor, the Creditor and any of its successors and assigns hereby releases, remises, and forever discharges the Company and its directors, officers, employees and agents, and their respective successors and assigns, from any and all claims, damages, expenses and any other causes of action that the Creditor and its successors and assigns may thereafter have relating to the Settlement Indebtedness, excluding any and all other amounts and other claims owing by the Company and its directors, officers, employees and agents, and their respective successors and assigns, to the Creditor and its successors and assigns may thereafter have pursuant to the terms of the Credit Facility Agreement including but not limited to any and all further debts, costs, expenses, charges, fees and interest in respect thereof.

IN WITNESS WHEREOF, the Creditor has hereunto executed this release and debt discharge this 13th day of January, 2017.

Signed and Delivered by John Lee on behalf of	)
Linx Partners Ltd. in the presence of:	)
)
)
Witness (signature))
	)	LINX PARTNERS LTD.
)
Name (please print))
)
	)	Per: _______________________________________________
Address	)	John Lee
)
)
City, Province	)
)
)
Occupation	)